Exhibit 5.2

February 5, 2013

BP p.l.c.

1 St. James’s Square

London SW1Y 4PD, England

BP Capital Markets p.l.c.

Chertsey Road

Sunbury on Thames

Middlesex, TW16 7BP, England

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of guaranteed debt securities having a proposed maximum aggregate offering price of up to $30,000,000,000 (the “Securities”) of BP Capital Markets p.l.c., an English company (“BP Capital”), and the related guarantees (the “Guarantees”) of the Securities by BP p.l.c., an English company (“BP”) pursuant to Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 (File Nos. 333-179953 and 333-179953-01) (as amended from time to time, the “Registration Statement”), we, as your United States counsel, have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, the terms of the Securities and the Guarantees and of the issuance and sale of the Securities and the Guarantees have been duly established in conformity with the Indenture relating to such Securities so as not to violate any applicable law or result in a default under or breach of an agreement or instrument then binding upon BP Capital or BP and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over BP Capital or BP, the Securities to be issued have been duly executed and authenticated in accordance with the Indenture, and the Securities and the Guarantees

BP p.l.c. BP Capital Markets p.l.c.	- 2 -

have been issued and sold as contemplated in the Registration Statement, the Securities and Guarantees will constitute valid and legally binding obligations of BP Capital and BP, respectively, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Security would be required to render such judgment in the foreign currency in which the Securities are denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry on the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of English law, we have relied upon the opinion, dated today’s date, of Rupert Bondy, Senior Legal Counsel of BP, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of the Senior Legal Counsel.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of BP and BP Capital and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Securities and the Guarantees and to the references to us under the caption “Validity of Securities” in the Prospectus included therein. In giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully,

/s/ Sullivan & Cromwell LLP